UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2016

Preferred Apartment Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34995	27-1712193
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3284 Northside Parkway NW Suite 150, Atlanta, GA	30327
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 818-4100

(Former name or former address, if changed since last report)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets.

On August 8, 2016: (i) New Market-Thompson Bridge, LLC ("Thompson Bridge Purchaser"), an indirect, wholly owned subsidiary of Preferred Apartment Communities Operating Partnership, L.P. ("PAC-OP"), completed the acquisition of a fee simple interest in a grocery-anchored shopping center on approximately 11.2 acres in Gainesville, Georgia ("Thompson Bridge"); (ii) New Market-Cherokee, LLC ("Cherokee Purchaser"), an indirect, wholly owned subsidiary of PAC-OP, completed the acquisition of a grocery-anchored shopping center on approximately 7.7 acres in Atlanta, Georgia ("Cherokee Plaza"); (iii) New Market-Sandy Plains, LLC ("Sandy Plains Purchaser"), an indirect, wholly owned subsidiary of PAC-OP, completed the acquisition of a grocery-anchored shopping center on approximately 10.4 acres in the Atlanta, Georgia area ("Sandy Plains"); (iv) New Market-Parkland, LLC ("Parkland Purchaser"), an indirect, wholly owned subsidiary of PAC-OP, completed the acquisition of a grocery-anchored shopping center on approximately 20.4 acres in Parkland, Florida near Miami, Florida ("Parkland"); (v) New Market-University Palms, LLC ("University Palms Purchaser"), an indirect, wholly owned subsidiary of PAC-OP, completed the acquisition of a grocery-anchored shopping center on approximately 11.7 acres in Oviedo, Florida near Orlando, Florida ("University Palms"); (vi) New Market-Heritage, LLC ("Heritage Purchaser"), an indirect, wholly owned subsidiary of PAC-OP, completed the acquisition of a grocery-anchored shopping center on approximately 9.0 acres in Wake Forest, North Carolina ("Heritage Station"); and (vii) New Market-Oak Park, LLC, ("Oak Park Purchaser" and together with Thompson Bridge Purchaser, Cherokee Purchaser, Sandy Plains Purchaser, Parkland Purchaser, University Palms Purchaser and Heritage Purchaser, each a "Purchaser" and, collectively, the "Purchasers"), an indirect, wholly owned subsidiary of PAC-OP, completed the acquisition of a grocery-anchored shopping center on approximately 4.8 acres in San Antonio, Texas ("Oak Park Village" and together with Thompson Bridge, Cherokee Plaza, Sandy Plains, Parkland, University Palms and Heritage Station, each an "Acquired Property", and collectively, the "Acquired Properties") from HR Venture Properties I LLC, HR Parkland LLC, HR Thompson Bridge LLC and HR Heritage Station LLC (collectively the "Sellers"). The aggregate purchase price paid by the Purchasers to the Sellers was approximately $158.0 million, exclusive of acquisition- and financing-related transaction costs. Preferred Apartment Communities, Inc. (the "Company") is the general partner of, and owner of an approximate 98.4% interest in, PAC-OP. Outside of the acquisition of the Acquired Communities, there is no relationship between the Company, PAC-OP or the Purchasers and any of the Sellers.

To fund the purchase price for the Acquired Properties, each of the Purchasers, other than the Parkland Purchaser, utilized a new and separate first mortgage loan, secured only by the property owned by that Purchaser, from Nationwide Life Insurance Company ("Nationwide"). The first mortgage loans from Nationwide are for an aggregate amount of approximately $81.1 million and five of these loans have a maturity date of September 1, 2026, a fixed interest rate of 3.45% per annum and amortize based on a 25-year amortization. The sixth loan from Nationwide, for Cherokee Plaza, has a maturity date of September 1, 2021, a floating interest rate of 2.25% over 30-day LIBOR and amortizes based on a 25-year amortization. To fund the purchase price for Parkland, the Parkland Purchaser utilized a new and separate first mortgage loan, secured only by Parkland, from Keybank National Association ("Keybank"). The first mortgage loan from Keybank is for approximately $16.6 milllion and has a maturity date of September 1, 2023, a fixed interest rate of 4.67% per annum and amortizes based on a 30-year amortization. In connection with the financing of the acquisition of the Acquired Properties, the Company paid a loan coordination fee of approximately $1.56 million, or 1.6% of the aggregate amount of the new loans, to Preferred Apartment Advisors, LLC, the Company’s manager.

Item 7.01    Regulation FD Disclosure.

The Company issued a press release on August 9, 2016, a copy of which is furnished as Exhibit 99.1 hereto.

This information, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section. This information, including the exhibits, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any of those filings.

Item 9.01    Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) are currently being prepared. The Company will file the required financial statements under the cover of Form 8-K/A as soon as practicable but not later than October 24, 2016, which is the first business day that is 71 calendar days after the latest date on which this initial Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) is currently being prepared. The Company will file the required pro forma financial information under the cover of Form 8-K/A as soon as practicable but not later than October 24, 2016, which is the first business day that is 71 calendar days after the latest date on which this initial Current Report on Form 8-K is required to be filed.

(d)    Exhibits.

99.1	Press Release dated August 9, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFERRED APARTMENT COMMUNITIES, INC. (Registrant)

Date: August 9, 2016	By:	/s/ Jeffrey R. Sprain
Jeffrey R. Sprain
Senior Vice President, General Counsel and Secretary